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EXHIBIT 21.1

SUBSIDIARIES OF TUMBLEWEED COMMUNICATIONS CORP.
AS OF MARCH 29, 2002

Subsidiary	Date of Incorporation	Country of Incorporation
Tumbleweed Communications K.K.	10/27/98	Japan
Tumbleweed Communications, Ltd.	02/23/99	U.K.
Tumbleweed Communications GmbH	05/21/99	Germany
Tumbleweed Communications S.A.	05/25/99	France
Tumbleweed Communications Pty. Ltd.	01/20/00	Australia
Tumbleweed Communications Aktiebolag (AB)	03/14/00	Sweden
Tumbleweed Communications BV	03/23/00	Netherlands
Tumbleweed Communications Ltd.—Hong Kong	05/22/00	Hong Kong
Tumbleweed Communications GmbH—Switzerland	08/08/00	Switzerland
Worldtalk Communications Corporation	01/26/96	U.S.A.
Interface Systems, Inc.	01/15/98	U.S.A.

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  EXHIBIT 21.1